THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                               BROKERAGE AGREEMENT

Agreement made this _________ day of ________, 20____ by and between ___________________ ("Principal") and __________________ ("Broker").

      1. The undersigned is presently a Broker in accordance with an Agreement of Agency ("Guardian Life Broker Agreement") with the Principal named above, endorsed by The Guardian Life Insurance Company of America ("Guardian Life") and bearing an effective date of _________________.

      2. The Principal hereby appoints the Broker with the endorsement of The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware Corporation and a wholly-owned subsidiary of Guardian Life, for the limited purpose of soliciting applications for the products specified in Appendix A of this Agreement.

      3. The Broker shall at all times be associated with Park Avenue Securities LLC ("PAS"), a Broker-Dealer registered with the Securities and Exchange Commission ("SEC") and a member of the National Association of Securities Dealers, Inc. ("NASD") as an NASD Registered Representative or NASD Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The Broker must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for contracts occur. The Broker may solicit for and sell contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the Broker is validly licensed, registered or otherwise qualified as required for the solicitation and sale of the contracts in such jurisdictions.

      4. To the extent applicable, the Broker shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions (state and local) in which the Broker solicits applications for and sells contracts; (b) federal laws and the rules, regulations of the SEC;
            (c) the rules of the NASD; (d) the rules and procedures of PAS, and
            (e) the rules and procedures of GIAC. The Broker understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the Broker by the SEC, a state or other local regulatory agency that has jurisdiction, the NASD, PAS and GIAC. Before any solicitations or sales of contracts are made, the Broker shall become familiar with and abide by the laws, rules, regulations and procedures of all of the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.


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

      5. The Broker shall have all applications for contracts accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The Broker shall cause all checks or orders for contracts to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of a Broker not appropriately licensed as required by paragraph 3 of this Agreement.

      6. The Broker shall not make any statements concerning the products except those that are contained in the current prospectuses for them and the prospectuses for their underlying variable investment options and shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with the NASD and received written Approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by NASD rules.

      7. In connection with the Broker's appointment for the purpose set forth in paragraph 2 above, the entire Guardian Life Broker Agreement referred to above and attached hereto as the Exhibit, including compensation adjustment and service fee provisions, is incorporated herein by reference. All references to "Company" within the Guardian Life Broker Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative's Agreement between the Broker and PAS and the Agent's Agreement between the Broker and GIAC are incorporated herein by reference and attached hereto as Exhibits.

      8. It shall be understood that this Agreement is automatically terminated if the Guardian Life Broker Agreement, PAS Registered Representative Agreement or GIAC Agent's Agreement is terminated.


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IT SHALL BE EXPRESSLY UNDERSTOOD BY THE BROKER THAT THIS AGREEMENT SHALL NOT BE
EFFECTIVE UNLESS THE BROKER IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE JURISDICTIONS WHERE SOLICITATIONS FOR CONTRACTS OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

_______________________              __________________________
      WITNESS                                 PRINCIPAL

_______________________              __________________________
      WITNESS                                  BROKER


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                                   APPENDIX A
                                List of Products

1. Variable Whole Life Insurance Policies with Modified Scheduled Premiums marketed under the name Park Avenue Life ("PAL").

2. Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Park Avenue Variable Universal Life - Millennium Series ("VUL")*

3. Survivorship Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Park Avenue Survivorship Variable Universal Life - Millennium Series ("SVUL")*

      *Enhanced Cash Value versions of these products are also available. Where applicable herein, these versions are designated "eVUL" and "eSVUL" respectively.


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

                                   APPENDIX B
                                PAL COMPENSATION

            ----------------------------------------------------------
             Policy Years    Policy Premiums   Unscheduled Payments
            ----------------------------------------------------------
                   1               50%                  3%
            ----------------------------------------------------------
             2 through 10           5%                  3%
            ----------------------------------------------------------

The first policy year commission rate of 50% on policy premiums shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 120 ages of applicable insureds as of policy issue dates.

No compensation shall be payable on PAL policy premiums skipped under the Premium Skip Option of PAL policies. If unscheduled payments are received when policies should be on the Premium Skip Option, renewal commissions on such payments shall be based on renewal rates of PAL policy premiums applied up to amounts of premium that correspond to renewal PAL policy premiums that would otherwise have been paid if not for the Premium Skip Option being in effect with standard renewal rates on unscheduled payments applied to any premiums received above such PAL policy premium levels.


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

                                   APPENDIX C
                             VUL & SVUL COMPENSATION

                            (Percentages of Premium)

          ------------------------------------------------------
           Policy Years    Target Premiums    Excess Premiums
          ------------------------------------------------------
                 1               55%                3%
          ------------------------------------------------------
           2 through 10           4%                3%
          ------------------------------------------------------

In addition, .0125% of unloaned account values shall be payable monthly policy years 11 and over as long as the producer contract shall remain active.

The first policy year commission rate of 55% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 125 ages of applicable insureds as of policy issue dates.


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

                                   APPENDIX D
                            eVUL & eSVUL COMPENSATION

                            (Percentages of Premium)

           ------------------------------------------------------
            Policy Years    Target Premiums    Excess Premiums
           ------------------------------------------------------
             1 through 4          20%                3%
           ------------------------------------------------------
            5 through 10           7%                3%
           ------------------------------------------------------

In addition, .0125% of unloaned account values shall be payable monthly policy years 11 and over as long as the producer contract shall remain active.

The first policy year commission rate of 20% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 90 ages of applicable insureds as of policy issue dates.


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

                                   APPENDIX E
                     ALLOCATION OF PREMIUMS AND THEIR EFFECT
                     ON VUL, SVUL, eVUL & eSVUL COMPENSATION

A.    General

      In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

      In policy years 2 through 10, any premium received up to the policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding the policy target premium in policy years two through ten will be considered excess premium to be compensated at excess rates.

B.    Increases In Coverage

      Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and target premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

C.    Decreases In Coverage

      A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will not reduce target premium.


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